SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 3, 2005

INSITE VISION INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-22332 (Commission File No.)	94-3015807 (I.R.S. Employer Identification Number

InSite Vision Incorporated
965 Atlantic Avenue
Alameda, California 94501
(Address of principal executive offices)

Registrant’s telephone number, including area code: (510) 865-8800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement
Item 3.02. Unregistered Sales of Securities

On May 3, 2005, InSite Vision Incorporated (“InSite Vision” or the “Company”) entered into definitive agreements (“Subscription Agreements”) for a $9 million private placement (the “Offering”) to various institutional and individual accredited investors (the “Subscribers”) of shares of its common stock (“Common Stock”) and warrants to purchase shares of Common Stock. Closing of the financing (the “Closing”) is contingent on approval from the American Stock Exchange, among other standard conditions.

InSite Vision intends to use the proceeds from this financing, assuming its successful completion, for continued development and completion of InSite Vision’s Phase 3 pivotal trials with AzaSite™ for the treatment of bacterial conjunctivitis. If the financing is closed, the Company expects that its cash resources will enable it to continue operations into the fourth quarter of 2005. Pending successful completion of and satisfactory results from current ongoing Phase 3 clinical trials and the subsequent filing of a new drug application (NDA) and approval from the U.S. Food and Drug Administration (FDA), the Company expects to commercially launch AzaSite in the U.S. in 2006.

The Subscription Agreements provide for the sale of “Units” consisting of a number of shares of Common Stock determined by dividing $200,000 (the “Unit Price”) by $0.55, the last per share closing price of the Common Stock as reported on the American Stock Exchange on May 3, 2005, and warrants (“Warrants”) to purchase a number of shares of Common Stock equal to 30% of the number of shares of Common Stock included in each Unit at an exercise price of $0.6325 per share. The Company has accepted Subscription Agreements covering the purchase of fractional Units in the Offering. The Subscribers agreed to purchase from InSite Vision an aggregate of 45 units (the “Units”), consisting of an aggregate of 16,363,626 shares of InSite Vision Common Stock and Warrants to purchase 4,909,077 shares of Common Stock.

The Warrants have a term of five years, but will not be exerciseable or transferable for six months following the Closing of the Offering. Following the expiration of six months, the Warrants may be exercised at any time thereafter prior to the expiration of their term by payment of the per share exercise price either in cash or by cashless or net exercise of the Warrants. The Warrants may not be redeemed by InSite Vision. The term “Securities” means collectively the shares of Common Stock included in the Units, the shares of Common Stock issuable upon exercise of the Warrants and the Warrants. Subject to the satisfaction of the conditions to Closing, the Securities will be issued pursuant to an exemption from registration under the Securities Act of 1933, as amended, pursuant to Rule 506 of Regulation D.

Paramount BioCapital, Inc. (the “Placement Agent”) acted as the placement agent for the Offering and, upon Closing, will receive a cash commission equal to 7% of the proceeds from the sale of the units (3.5% in the case of purchases made by directors, officers, employees and other affiliates of the Placement Agent). In addition, the Placement Agent will receive a non-redeemable five year warrants exercisable for 818,181 shares of Common Stock at an exercise price of $0.6325 per share (the “Placement Warrants”). In addition, the Placement Agent currently has non-voting observer rights on the Company’s board of directors and information rights which continue until such time as the Placement Agent, together with its affiliates, beneficially owns less than 33% of the securities issued to them in a private placement in March and June 2004, and the Placement Agent is entitled to the reimbursement of reasonable expenses incurred in connection with attending meetings of the Company’s board of directors.

No later than 30 days after the Closing, InSite Vision is required to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission, or the SEC, with respect to the resale of the shares of Common Stock (i) included in the Units; (ii) issuable upon exercise of the Warrants included in the Units; (iii) issuable upon exercise of the Placement Warrants, and (iv) issuable pursuant to any penalties under the Subscription Agreements (collectively, the “Registrable Shares”). If InSite Vision fails to file the Registration Statement within such period, the Registration Statement is not declared effective by the SEC within 90 days of filing, or after effectiveness of the Registration Statement, the Registration Statement is suspended for more than 90 days during any twelve month period, InSite Vision is required to issue to Subscribers (on a pro-rata basis) additional Warrants to purchase a number of shares of Common Stock equal to 1% of the shares of Common Stock, on a fully diluted basis, issued to Subscribers in the Offering for each 15 day period beyond the forgoing limits, up to a maximum of Warrants in the aggregate (on a pro-rata basis) to purchase an additional 5% of the Common Stock, on a fully-diluted basis, issued to Subscribers in the Offering.

The foregoing description of the Offering, agreements and documents are only a summary and are qualified in their entirety by the definitive terms of the Subscription Agreements and the Securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2005
InSite Vision Incorporated
(Registrant)

By:	/s/ S. Kumar Chandrasekaran

Name:	S. Kumar Chandrasekaran, Ph. D.

Title:	Chief Executive Officer